FOREST LABS HAS POISON PILL BUILT INTO MAJOR LICENSE AGREEMENT

ICAHN GOES TO COURT FOR PERMISSION TO RELEASE TO SHAREHOLDERS INFORMATION ON OTHER LICENSE AGREEMENTS

August 10, 2012 – Carl Icahn today issued the following statement:

Forest Labs (NYSE: FRX) publicly filed a major licensing agreement that it entered into with Cypress Bioscience in 2004.  That agreement contains a change of control provision that allows the license to be voided by Cypress if there is a change of control at Forest that is not approved in advance by the Forest board, irrespective of whether or not that change of control impairs Cypress.  It seems to us that the only purpose for a provision like this is entrenchment at Forest.  The provision affords no protections to Cypress, as the decision to trigger this provision that can have significant adverse consequences for Forest is solely based on a unilateral decision by the Forest Labs board itself.  Accordingly, we believe that this provision was added at the insistence of Forest Labs, not Cypress, in an attempt to surreptitiously implement an anti-takeover measure.

Nearly two months ago, we requested documents from Forest Labs to determine whether Forest Labs has inserted these provisions in other licensing agreements in an effort to make itself “take-over proof”.  Forest refused this request and we filed a complaint in Delaware court.  After weeks of fighting, including a trial, we finally were given 7 more agreements earlier this week.  But under Delaware law in order to share this information with shareholders we need to either get court approval or the consent of Forest.  Forest flatly refuses to let us tell other shareholders what those agreements say about a change of control.

As a result, we have gone back to the court to ask the court to allow us to inform shareholders about the terms of any change of control provisions in those agreements.  Forest has been stalling and because of that stalling we might not have a court decision until just before the annual meeting on August 15, 2012.  One thing is clear to us: Forest does not want the stockholders to know this information.

In addition, Forest is insisting that we may not tell you about another issue relating to these license agreements.  We think this issue is a smoking gun, and have also asked the court to rule that we should be allowed to disclose this information to stockholders before the annual meeting.  Of course, we will share this information with you immediately if we receive the court’s permission.

To date, Forest has only produced a handful of the documents that the court ordered Forest to give us two weeks ago, and already we have found a series of significant issues, including the corporate governance issues we described in our press release issued yesterday.  Forest is providing the documents as slowly as it can.  Nonetheless, we think we can win in court and that we will find more smoking guns as we receive more documents.  It is our experience that the more you dig at Forest Labs, the more problems you find.

In fact as you may recall, last year shareholders sued Forest Labs for breach of fiduciary duties by the Forest Labs directors asserting, among other things, that Forest Labs made false and misleading statements about Forest’s executive compensation program, provided excessive compensation to Howard Solomon, and wrongly supported Howard Solomon against exclusion by the US Government.  The actions also asserted that Howard Solomon has been unjustly enriched through his compensation arrangements with Forest Labs.  According to the Forest Labs’ 10-Q filed yesterday, on July 20, 2012, Forest Labs entered into a memorandum of understanding with these shareholders that provides for, among other things, the implementation by Forest Labs of certain corporate governance measures, including measures related to conflicts of interest regarding Board discussions, compensation consultants, and executive compensation policies.  We can only wonder what will be the next shoe to drop.

I urge shareholders to VOTE THE GOLD CARD for Ende, Ninivaggi, Fromkin and Legault to deliver the necessary change and bring a strong and independent voice to Forest Labs.

If you have already voted the white card, you can still change your vote by NOW voting the GOLD card.

Sincerely,

/s/Carl Icahn

New York, New York, August 10, 2012
Contact: Susan Gordon (212) 702-4309

ON JULY 23, 2012, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ERIC J. ENDE, PIERRE LEGAULT, ANDREW J. FROMKIN, DANIEL A. NINIVAGGI, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS:  STOCKHOLDERS CALL TOLL−FREE: (800) 697−6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269−5550.  CONSENT OF THE AUTHOR AND PUBLICATION NEITHER SOUGHT NOR OBTAINED TO USE THE MATERIAL REFERRED TO HEREIN AS PROXY SOLICITING MATERIAL.